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                                 EXHIBIT 99.1

                                                               NEWS RELEASE
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For more information, contact:

Will Anderson
KVO Public Relations
(503) 221-2351

          OXIS COMPLETES ACQUISITION OF THEROX PHARMACEUTICALS, INC.

  OXIS RECEIVES FUNDING AND PROMISING COMPLEMENTARY THERAPEUTIC TECHNOLOGIES
                     FOR THE TREATMENT OF OXIDATIVE STRESS


PORTLAND, ORE. -- JULY 27, 1995 -- OXIS International, Inc. (NASDAQ: OXIS), a world leader in antioxidant and free-radical scavenger technology, today announced the completion of its latest acquisition, Philadelphia-based Therox Pharmaceuticals, Inc. The acquisition is the third in less than a year for OXIS, and is an integral part of the Company's strategy to acquire leading technologies that further solidify its leadership in high-value therapeutics to treat diseases associated with oxidative stress.

The Therox acquisition provides OXIS with complementary technologies, corporate and university partnerships, and seven patents in exchange for 1,440,000 shares of OXIS common stock. An additional $2 million may be earned by Therox shareholders based on the successful commercialization of Therox technologies. Two major Therox investors, S.R. One, Limited, the venture capital subsidiary of SmithKline Beecham, and Brantley Venture Partners II L.P., have invested an additional $1.5 million in OXIS in return for approximately 642,500 shares of OXIS preferred stock.

"The acquisition of Therox is strategically significant from both a technological as well as a product-portfolio perspective," stated Dr. Anna D. Barker, President and CEO of OXIS. "The technological fit is exemplified by the numerous patents and more than 100 novel antioxidant

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compounds that Therox has synthesized and tested. These technologies promise to add to OXIS' mid-term product opportunities and complement our short- and long-term technology development strategy."

OXIS plans to initiate pre-clinical studies involving Therox's therapeutics, and partner with pharmaceutical companies for clinical trials in the near future. Therox's therapeutic compounds are dual-function molecules that combine recognized drug action with antioxidant activity. These dual-function molecules may be useful for the treatment of remote tissue injury and various inflammatory diseases. Therox's discovery and development of powerful new drugs that combine antioxidant activity with other key therapeutic effects, plus OXIS' portfolio of low molecular weight antioxidants, may provide a promising source of new drugs for the pharmaceutical industry.

OXIS International (NASDAQ: OXIS) is a drug development and diagnostic company dedicated to the development of antioxidants and free-radical technology to diagnose and treat diseases associated with oxidative stress. The Company, headquartered in Portland, Ore., has research facilities in Mountain View, Calif. and near Paris, France. For additional information, contact the Investor Relations Department of OXIS International at 6040 N. Cutter Circle, Suite 317, Portland, Oregon; phone (503) 283-3911; fax (503) 283-4058.

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